UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2010

AUTO SEARCH CARS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	333-150937	26-1919261
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

164 Eleven Levels Road, Ridgefield, CT	06877
(Address of Principal Executive Offices)	(Zip Code)

(203) 216-9991
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement

On February 8, 2010, Auto Search Cars, Inc., (the “Company”) entered into an Agreement and Plan of Merger and Plan of Reorganization (the “Merger Agreement”) with Auto Search Cars Acquisition Corp., a Delaware corporation wholly owned by the Company (“Acquisition Sub”) and Curaxis Pharmaceutical Corporation, a Delaware corporation (“Curaxis”), pursuant to which Acquisition Sub will be merged with and into Curaxis with Curaxis continuing as the surviving wholly-owned by the Company (the “Merger”).

The Company will issue approximately 63,943,574 shares of Company common stock to Curaxis shareholders in a stock-for-stock exchange for all outstanding shares of Curaxis common stock. In addition, each issued Curaxis Warrant (as defined in the Merger Agreement) shall be converted into warrants to purchase an equal number of shares of the Company’s common stock at the Exercise Price defined in the Company Warrants. Upon completion of the Merger, Curaxis shareholders will own approximately 91%, and the Company shareholders will own approximately 9%, of the aggregate number of shares of common stock of the Company.

In addition, the Company’s sole officer has agreed to cancel 181,285,000 shares of the Company’s common stock in exchange for payment of One hundred Thousand ($100,000) Dollars and the issuance of 3,589,460 warrants on the same terms as the Parent Warrants (as defined in the Merger Agreement).

The Merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The foregoing description of the Merger Agreement is not intended to be complete and is qualified in their entirety by the complete text of the agreement attached as exhibits to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger and Plan of Reorganization by and Among Auto Search Cars, Inc., Auto Search Cars Acquisition Corp., Curaxis Pharmaceutical Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

AUTO SEARCH CARS, INC.

Date: February 9, 2010	By:	/s/Jonathan Martin
Jonathan Martin
Chief Executive Officer

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